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MONRO MUFFLER BRAKE, INC.                                            Exhibit 11
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

         Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period.
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                                                         FOR THE QUARTER ENDED             FOR THE SIX MONTHS ENDED
                                                             FISCAL SEPTEMBER                   FISCAL SEPTEMBER

                                                          2001              2000              2001              2000
                                                          ----              ----              ----              ----

                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
DILUTED

EARNINGS

Net Income                                             $   3,693         $   3,472         $   7,546         $   6,919
                                                       =========         =========         =========         =========

SHARES

Weighted average number of common shares                   8,412             8,323             8,394             8,322

Treasury Stock                                              (217)             (126)             (217)             (122)

Assuming conversion of Class C Convertible
     Preferred Stock                                         636               636               636               636

Dilutive effect of outstanding options                       209                97               197                70
                                                       ---------         ---------         ---------         ---------

Total common and common equivalent shares                  9,040             8,930             9,010             8,906
                                                       =========         =========         =========         =========


DILUTED EARNINGS PER SHARE                             $     .41         $     .39         $     .84         $     .78
                                                       =========         =========         =========         =========


BASIC

EARNINGS

Net Income                                             $   3,693         $   3,472         $   7,546         $   6,919
                                                       =========         =========         =========         =========

SHARES

Weighted average number of common shares                   8,196             8,197             8,177             8,200
                                                       =========         =========         =========         =========

BASIC EARNINGS PER SHARE                               $     .45         $     .42         $     .92         $     .84
                                                       =========         =========         =========         =========

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